 Exhibit 99.1

Cord Blood America Reports 2017 First Quarter Results

May 15, 2017 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the first quarter ended March 31, 2017.

First Quarter Highlights Include:

●	Total revenue for the first quarter was $0.75 million, a decrease of 24.4% from total revenue of $0.99 million for the first quarter 2016.

●	Recurring storage revenue for the first quarter 2017 was $0.66 million, a decrease of 2.0% from recurring storage revenue of $0.67 million for the first quarter 2016.

●	EBITDA for the first quarter 2017 was $0.16 million, an increase of 100.3% from EBITDA of $0.08 million for the first quarter 2016.

Results of Operations for the Three-Months Ended March 31, 2017

For the three months ended March 31, 2017, total revenue was $0.75 million, a decrease of $0.24 million or 24.4% from $0.99 million in first quarter 2016. Of the $0.24 million decrease, approximately $0.17 million was attributable to the ceasing of orders in March 2016 within the tissue procurement business and approximately $0.03 million was attributable to the reduction in storage and processing revenue from a previously terminated agreement with a third party. The discontinuation of storage revenue from the third party accounted for the decline in the Company’s recurring storage revenue in the quarter.

Gross Profit for the three months ended March 31, 2017 was $0.58 million, a decrease of $0.07 million or 11.0% from $0.65 million in first quarter 2016. Of the $0.07 million decrease, approximately $0.06 million was attributable to the tissue procurement business, and approximately $0.03 million was attributable to the reduction in storage and processing revenue from the third party, offset by reductions made by the Company in cost of goods sold.

Gross Margin for the three months ended March 31, 2017 was 77.1% compared to 65.5% in first quarter 2016. Gross margin increased due to the reduction in revenue from lower margin business and reductions made by the Company in cost of goods sold.

Net Income for the three months ended March 31, 2017 was $0.12 million compared to a loss of $0.008 million in first quarter 2016.

EBITDA for the three months ended March 31, 2017 was $0.16 million, an increase of $0.08 million or 100.3% from $0.08 in first quarter 2016 despite the reduction in revenue as the Company continues to reduce costs.

David Sandberg, Chairman of the Board, commented, “The business is performing in line with our guidance from last quarter, and sits on net cash of approximately $0.5 mm while continuing to generate cash.  Organic growth has been flattish, but with the balance sheet now healthy and visibility of positive ongoing cash generation, we expect to evaluate high ROI opportunities to spur growth.”

Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included the non-GAAP measurement EBITDA which presents operating results on a basis adjusted for depreciation, amortization, interest expense and taxes. The Company uses this non-GAAP measure as a key performance measure for the purpose of evaluating performance internally. The Company also believes this non-GAAP measure provides our investors with useful information regarding our operating results. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. Use of the term EBITDA may differ from similar measures reported by other companies.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:
Anthony Snow
asnow@cordblood-america.com

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